Exhibit 99(p)

SEI Investments Company
One Freedom Valley Drive
Oaks, Pennsylvania 19456

October 3, 2023

SEI Alternative Income Fund
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re:         Subscription for the Purchase of Shares of Beneficial Interest of SEI Alternative Income Fund

Ladies and Gentlemen:

SEI Investments Company (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the SEI Alternative Income Fund (the “Trust”) as follows:

Share Class	Number of	Price per	Aggregate
	Shares	Share	Price
Class F Shares	10,000	$10.00	$100,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-2 registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We consent to the filing of this letter as an exhibit to the Form N-2 registration statement of the Trust.

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If you agree to these terms, please acknowledge your agreement and acceptance below. Sincerely,

/s/ Paul F. Klauder

Name: Paul F. Klauder

Title: Authorized Signer

Agreed and accepted as of October 3, 2023:

SEI Alternative Income Fund

/s/ Stephen G. MacRae

By: Stephen G. MacRae
Title: Vice President